EXHIBIT 3.1

AMENDMENT TO BYLAWS

OF

LANDRY’S RESTAURANTS, INC.

(the “Corporation”)

This Amendment to Bylaws is made and entered into effective as of April 27, 2004.

ARTICLE III.

DIRECTORS

Section 2 is deleted in its entirety and replaced with the following:

Section 2. Number; Election. The Board of Directors shall consist of at least five (5), but no more than ten (10) directors, who need not be stockholders or residents of the State of Delaware. The directors shall be elected at the annual meeting of the stockholders, except as hereinafter provided, and each director elected shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

CERTIFICATE BY SECRETARY

The undersigned, being the secretary of the Corporation, hereby certifies that the foregoing Amendment to Bylaws was duly adopted by the Board of Directors of the Corporation effective on April 27, 2004.

IN WITNESS WHEREOF, I have signed this certification as of the 27th day of April 2004.

/s/ Steven L. Scheinthal
Steven L. Scheinthal, Secretary